Exhibit (a)(4)
THE EUROPEAN EQUITY FUND, INC.
345 PARK AVENUE
NEW YORK, NEW YORK 10154
(800) 349-4281

To Purchase for Cash up to 574,974 of its Issued and Outstanding
Shares at 98% of the Net Asset Value Per Share

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of The European Equity Fund, Inc., a closed-end management investment company incorporated under the laws of the state of Maryland (the “Fund”), to repurchase up to 574,974 (approximately 5%) of its issued and outstanding shares of common stock, par value $0.01 per share (the “Fund Shares”). As of December 23, 2010, 11,499,477.56 Fund Shares were outstanding. The offer is to purchase Fund Shares for cash at a price equal to 98% of their net asset value (“NAV”) as determined by the Fund on February 9, 2011 (or, if the offer is extended, as determined by the Fund on the next business day after the date to which the offer is extended), upon the terms and subject to the conditions set forth in the Offer to Repurchase dated January 7, 2011 and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer to Repurchase”).

We are asking you to contact your clients for whom you hold Fund Shares registered in your name (or in the name of your nominee) or who hold Fund Shares registered in their own names. Please bring the Offer to Repurchase to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer to Repurchase. However, brokers, dealers or other persons may charge shareholders a fee for soliciting tenders for Fund Shares pursuant to the Offer to Repurchase. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Fund Shares, subject to Instruction 7, “U.S. Securities Transfer Taxes,” of the Letter of Transmittal. HOWEVER, BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” OF THE OFFER TO REPURCHASE AND INSTRUCTION 12, “BACKUP WITHHOLDING” OF THE LETTER OF TRANSMITTAL.

For your information and for forwarding to your clients, we are enclosing the following documents:

(1) The Offer to Repurchase dated January 7, 2011;

(2) The Letter of Transmittal for your use and to be provided to your clients;

(3) Notice of Guaranteed Delivery;

(4) Form of Letter to Clients, which may be sent upon request for information by your clients for whose account you hold shares registered in your name (or in the name of your nominee);

(5) Letter to Stockholders of the Fund from John Millette, Secretary of the Fund, dated January 7, 2011;

(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

(7) Return envelope addressed to The Colbent Corporation (the “Depositary”).

No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Fund Shares pursuant to the Offer to Repurchase. The Fund will pay all transfer taxes on its purchase of Fund Shares, subject to Instruction 7 of the Letter of Transmittal. Back-up withholding tax may be required unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided to the Fund or the Depositary. Certain withholdings may also apply with respect to payments to non-U.S. stockholders. See Instruction 13 of the Letter of Transmittal.

The Offer to Repurchase is not being made to, nor will the Fund accept tender of Fund Shares from, or on behalf of, owners of Fund Shares in any jurisdiction in which the making of the Offer to Repurchase or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

As described in the Offer to Repurchase under Section 4, tenders may be made without the concurrent deposit of stock certificates if: (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Fund Shares (or a confirmation of a book-entry transfer of such Fund Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY FUND SHARES.

For additional information or copies of the enclosed material, please contact The Altman Group, Inc. (the “Information Agent”) at 800-884-5101.

Very truly yours,

The European Equity Fund, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE EUROPEAN EQUITY FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER TO REPURCHASE, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.